Exhibit 4.40
NETWORK ADVERTISING PLACEMENT CONTRACT
Contract No. 2010080340
1.	Party B agrees to place advertising on the website of Party A subject to the terms and conditions of this Contract in order to promote the image, products or services of Party B.
2.	The Advertising Placement Services Terms on Sina.com is an integral part of and has the same effect with this Contract.
3.	If there is any discrepancy between this Contract and the Advertising Placement Services Terms on Sina.com, this Contract will prevail.
4.	This Contract will be effective as of its execution by the Parties hereto. Unless otherwise expressly provided by the Parties, a facsimile-signed copy of this Contract is also valid.

Advertising Type:	Real estate network advertising
Advertising Location:	Subject to agreement of the Parties
Placement Period:	January 1, 2010 through December 31, 2010
Placement Amount:	Subject to agreement of the Parties
Unit Price:	Subject to agreement of the Parties
Advertising Fee:	RMB132 million
Total Fee:	RMB132 million
Type of Direct Client:	Beijing real estate client
Payer:	Party B
Payment Time and Amount:	Subject to agreement of the Parties
Receiving account number and Bank:	China Merchants Bank, Beijing Jianguolu Sub-branch, 2684855110001
Notes:
1.	Party B agrees to place network advertising up to an amount of RMB132 million on SINA.com during the period commencing on January 1, 2010 and ending on December 31, 2010 (the preferential policies of which are set forth hereinafter). The time and type of the advertising to be placed are subject to an advertising placement agreement to be separately made by the Parties prior to the placement.
(1)	All advertising inventories relating to Beijing real estate channel are subject to then policies prevailing in Beijing real estate market in 2010; (2) All advertising inventories relating to fixed location advertising inventory on SINA.com are subject to Beijing SINA’s policies regarding fixed advertising inventories.
(3)	Any other network advertising inventories other than those inventories provided under the two preceding paragraphs will be priced at a discount equal to 60% of the network advertising tariff published by SINA.com.

(4)	All products relating to online real estate sales office are subject to relevant policies effect in 2010.
2.	Giveaway Policies
(1)	If all of the inventories purchased by Party B in any single contract are fixed location inventories on SINA.com, the fixed location inventory policies of Beijing SINA will apply, under which circumstance the giveaway inventories are limited to the giveaway inventories and inventories within the Beijing real estate channel of Beijing SINA.

(2)	If all of the inventories purchased by Party B in any single contract are inventories within Beijing real estate channel, Party B is entitled to the giveaway inventories provided under then existing Beijing real estate policies; provided, however, that Party B is not entitled to any giveaway inventories outside Beijing real estate channel.

(3)	If all of the inventories purchased by Party B in any single contract are inventories other than those provided under the above two paragraphs, Party B is entitled to giveaway inventories as follows at a discounted price equal to 60% of the network advertising tariff published by SINA.com:

Contract Amount: T	1 ≤ T≤ 3	3 ≤ T≤ 6	6 ≤ T
Unit: RMB10,000
Giveaway percentage (%)	100	120	180
(4)	If the inventories purchased by Party B in any single contract include inventories in Beijing real estate channel as well as inventories in other channels (excluding fixed location inventories on SINA.com), the giveaway inventories in Beijing real estate channel and other real estate channels are subject to the policies then prevailing in Beijing real estate market, and the giveaway inventories in any other channels are subject to Section 2.3, and the total giveaway percentage will be no more than the percentage provided under the policies then prevailing in Beijing real estate market.

(5)	All products relating to online real estate sales office are subject to relevant policies effect in 2010, which means there is no giveaway inventory.

(6)	If Party B purchases specially promoted advertising, such as World Cup or the Consumer Day, Party B will be entitled only to the preferential policies included in the special promoted package, and will not be entitled to the giveaway percentage provided under this Contract.

(7)	Party B agrees to have giveaway inventory according to the giveaway percentage provided under this Contract, and to waive any unused giveaway inventory under any single contract.
3.	The direct client under this Contract is real estate client, and Party B may not use any of the above advertising inventories for advertising by any other clients.
4.	Party B agrees that any of the giveaway inventories shall be in compliance with the Supplemental Agreement to this Contract, and the time and type of the placement of advertising are subject to the provisions set forth in the Giveaway Advertising Schedule.
5.	If Party makes reasonable adjustment to its overall advertising tariff or any other advertising sale policies, the adjusted tariff or policies will be applicable to the advertising purchased but unused by Party B as of the effective date of such adjustment.
6.	Party B agrees that if Party A provides giveaway network advertising to Party B because Party B purchases the advertising provided under this Contract, then
(1)	During any calendar quarter, Party B is entitled to giveaway advertising which value is equal to the formula of X=A x B%, in which X means the value of the giveaway advertising entitled to Party B during such quarter, A means the value of advertising purchased by Party B from Party A under this Contract, and B means the percentage of giveaway advertising.

(2)	Unless with prior consent of Party A, Party B will place all of the giveaway advertising it is entitled during a calendar quarter within such quarter, and placement of such giveaway advertising after the lapse of the quarter may be declined by Party A.
For and on behalf of
Beijing Yisheng Leju Information Services Co., Ltd. as Party A
/seal/ Beijing Yisheng Leju Information Services Co., Ltd.
Address: 8/F, Ideal International Plaza, 58 Beisihuan Xilu, Haidian District, Beijing, 100080
Date: January 1, 2010
For and on behalf of
Beijng Jiahua Hengshun Media Advertising Co., Ltd. as Party B (seal)
/seal/ Beijng Jiahua Hengshun Media Advertising Co., Ltd.
Address: B1001, Dacheng International Tower 2, 78 Dongsihuan Zhonglu, Beijing
Date: January 1, 2010

SUPPLEMENTAL AGREEMENT TO NETWORK ADVERTISING PLACEMENT CONTRACT
This Supplemental Agreement is made in Haidian District, Beijing, by and between:
Beijing Yisheng Leju Information Services Co., Ltd. (“Party A”)
Address: 8/F, Ideal International Plaza, 58 Beisihuan Xilu, Haidian District, Beijing, 100080
Date: January 1, 2010
And
Beijng Jiahua Hengshun Media Advertising Co., Ltd. (“Party B”)
Address: B1001, Dacheng International Tower 2, 78 Dongsihuan Zhonglu, Beijing
(Party A and Party B collectively, the “Parties”)
Considering the Parties have entered into a Network Advertising Placement Contract (No. 2010080340, the “Advertising Contract”) dated January 1, 2010, the Parties hereby enter into this Supplemental Agreement as follows through negotiations with the view to encouraging purchase of more advertising by Party B as well as forming long-term cooperation between the Parties.
1. Party A agrees to provide free of charge the network advertising set forth under Enclosure I — Giveaway Advertising Schedule of this Agreement to Party B (the “Giveaway Advertising”).
2. If any third party desires to purchase all or any part of the Giveaway Advertising, Party A may sell all or such part of the Giveaway Advertising, provided that Party A will provide network advertising the value of which is equal to the Giveaway Advertising to Party B as replacement.
3. Party A is no required to provide advertising placing report to Party B in connection with the Giveaway Advertising.
4. The Giveaway Advertising shall be placed within the period provided under the Advertising Contract, and any request to place the Giveaway Advertising after the lapse of such period may be declined by Party A.
5. If Party B fails to make payment or is in breach of any provisions provided under the Advertising Contract, Party A has the right to terminate placement of any advertising for Party B without any liability.
6. Upon termination of the Advertising Contract for any reason, Party A has the right to terminate placement of any advertising for Party B at any time without any liability.
7. This Supplemental Agreement is a supplement to and has the same effect with the Advertising Contract. If any conflict occurs between this Supplemental Agreement and the Advertising Contract, this Supplemental Agreement will prevail.
8. This Supplemental Agreement will be effective as of its signature by the Parties.
For and on behalf of
Beijing Yisheng Leju Information Services Co., Ltd. as Party A
/seal/ Beijing Yisheng Leju Information Services Co., Ltd.
For and on behalf of
Beijng Jiahua Hengshun Media Advertising Co., Ltd. as Party B
/s/ Beijng Jiahua Hengshun Media Advertising Co., Ltd.

Enclosure I: Giveaway Advertising Schedule

Advertising Type	Advertising Location	Placement Period	Placement Amount	Unit Price
Subject to agreement of the Parties	Subject to agreement of the Parties	January 1, 2010 through December 31, 2010	Subject to agreement of the Parties	Subject to agreement of the Parties

ADVERTISING PLACEMENT SERVICES TERMS ON SINA.COM
1.	DEFINITIONS AND INTEPRETATIONS

1.1	Unless otherwise specified, in this Contract:
(a)	“Advertisement or advertising” means the network advertising placed on SINA.com, including without limitation in the forms of banners, buttons, text linkage, mobile logos, columns, full screens, pop-up windows, and stream media.

(b)	“Affiliates of party A” means any entity controlling, controlled by or under common control with Party A. For purpose of this definition, “control” means the ownership, directly or indirectly, of more than fifty percent (50%) equity interests, voting rights or management rights of an entity.
1.2	The headings of this Contract are for convenience only and will not affect interpretation of any provision of this Contract.

2.	ADVERTISER

2.1	Unless otherwise provided hereunder, any and all advertising inventories (including giveaway advertising inventories) available under this Contract shall be used only to promote the corporate image, brand, products or services of Party B or the end advertiser specified under this Contract (i.e., the de facto provider of the products or services which are promoted in the advertisement). Without prior written consent of Party A, Party B may not use any of the advertising inventory provided under this Contract to promote any other clients by way of resale, transfer or any other means.

2.2	If Party B is in breach of the provisions under Section 2.1, it shall be liable for liquidated damages at an amount equal to 10% of the value of the advertising inventory which is used by it in breach of Section 2.1 within five working days upon its receipt of a written notice from Party A. Meanwhile, Party A may terminate this Contract.

3.	ADVERTISING CONTENTS

3.1	Party B shall provide the contents of its advertisement to Party A in the form acceptable to Party A five days prior to its placement, the specifications and size of which shall be in strict compliance with Party A’s requirements.

3.2	Party A has the right to examine the contents of advertisement provided by Party B and require Party B to change such advertisement if any advertisement is found in non-compliance with any laws or regulations or at the discretion of Party A may have adverse effect on Party A. Party A may refuse to place such advertisement until Party B makes the change required by Party A.

3.3	Party B warrants that none of its advertisements will breach any applicable laws, regulations, policies or generally accepted codes of ethics, or damage valid interests of any third party. If Party B breaches this Section 3.3 and cause any loss to Party A, Party B is liable for full indemnity to Party A.

4.	ADVERTISING DESIGN

4.1	If Party B engages Party A for advertising design, it shall pay advertising design fee as provided under this Contract.

4.2	If Party B accepts the advertisement designed by Party A, upon payment of advertising design fee, Party B will have the use right of the advertisement, provided that Party A reserves the right to display such advertisement at any place.

5.	ADVERTISING PLACEMENT

5.1	Party A shall place the advertisement of Party B according to the provisions of this Contract in respect of, among others, its type, location, term of offer, and number of placements.

5.2	If Party B at its own discretion believes that Party A fails to place its advertisement according to the provisions of this Contract, it will present its objections to Party A in writing within three working days after such advertisement is placed; failure to do so will bee deemed to be confirmation by Party B that Party A has placed its advertisement according to the provisions of this Contract.

5.3	Party B agrees that if Party A provides any complimentary network advertising to it, then:
(a)	During any calendar quarter (note: a calendar quarter is every three months starting from the January 1 of each year), the value of giveaway advertising receivable by Party B is equal to X = A x B%, in which: X means the value of the giveaway advertising receivable by Party B during such calendar quarter, A means the value of advertising purchased by Party B from Party A under this Contract to be placed within such calendar quarter, and B means the factor of giveaway advertising; and

(b)	Except with prior consent of Party A, Party B will have all giveaway advertising it receives during any calendar quarter completely placed by the end of such quarter; otherwise Party A is entitled not to place such advertising.
6.	ADVERTISING MONITOR

6.1	Any and all advertising placed by Party A for Party B is subject to monitor of the software specifically used by Party A for advertising monitor, unless:
(a)	No advertising monitor is needed at the discretion of Party A;

(b)	Party B requests not to make advertising monitor; or

(c)	Party A is unable to monitor certain advertising of Party B due to limited capabilities of its monitoring software.
6.2	If dispute arises in connection with the placement of advertising which placement has been under monitor of Party A, the monitoring results of Party A will prevail, unless valid and exact evidence exists to prove otherwise.

7.	REASONABLE CHANGES

7.1	Party B agrees that if Party A makes reasonable changes to its overall advertising pricing or marketing policies, from the date on which such new pricing or marketing policies is effective, the advertising of Party B which has been contracted with Party A will be placed according to the original advertising pricing and marketing policies, and the advertising of Party B which has not been contracted with Party A will be placed according to the new advertising pricing and marketing policies.

7.2	In consideration of overall market conditions and operating needs, Party A may revise the contents, layouts and designs of its website from time to time, and will not be held liable if any advertisement fails to be placed as provided under this Contract as a result of such revision.

7.3	Party A needs to perform necessary breakdown maintenance for its website from time to time, provided only that it will notify Party B of such breakdown in writing three days in advance. Party A will not be held liable if any advertisement fails to be placed as provided under this Contract as a result of such breakdown.

7.4	If Party A fails to place advertising under the circumstances contemplated under Sections 7.2 and 7.3, upon end of such circumstance, it will place the advertising so affected at conditions no less favorable than the originally agreed conditions, or negotiates with Party B to reach reasonable alternative plan.

7.5	Party B will not be held liable if it requests to change advertising placement plan out of the demands acceptable to Party A and such change will not affect the overall placement timeline and total advertising price. Subject to maintaining ordinary placement of other clients’ advertisements, Party A will make its best efforts to accommodate Party B’s requests based on actual conditions, and in no event may Party B request its change to such plan more than twice.

8.	CHANGE OF ADVERTISER

8.1	Without prior written consent of Party A, Party B may not transfer any of its rights or duties under this Contract to any third party; otherwise Party A may terminate this Contract at any time.

8.2	Party B agrees that if Party A changes its scope of business or principal operations or any other reasonable cause exists, Party A may transfer any of its unperformed rights and duties under this Contract to any of its Affiliates, provided that Party A shall notify Party B of such transfer in writing. After such transfer, Party A and its Affiliate shall be jointly liable for breach of this Contract by its Affiliate, if any.

9.	CONFLICT OF INTERESTS

9.1	Party B may not bribe any employee of Party A or its Affiliates; otherwise Party A may unilaterally terminate this Contract at any time without any liability, and Party B shall be liable for any loss incurred by Party A thereof.

9.2	During the term of this Contract, if any employee of Party A or its Affiliates becomes shareholder or senior management of Party B, Party B shall notify the legal department of Party A immediately; otherwise Party A may unilaterally terminate this Contract at any time without any liability.

10.	TAX PAYMENT

10.1	Each of the Parties shall file their own tax returns with competent tax authorities according to relevant laws, regulations and state policies.

10.2	If Party B is an overseas enterprise and Party A is required under laws and regulations or government requests to withhold or pay taxes on behalf of Party B, Party B shall reimburse Party A for the amount of taxes paid by Party A within three working days upon its receipt of tax payment certificate from Party A.

11.	AUTHORIZED USE

11.1	Party B agrees that Party A may use the trade name, trademark, logos or other similar texts or legends of Party B in Party A’s marketing materials (including without limitation webpage, printing materials, and recording materials) to describe Party B as Party A’s advertising client.

12.	CONFIDENTIALITY

12.1	Each Party shall keep in confidence any confidential materials and information of the other Party known or available to it in connection with execution or performance of this Contract (the “Confidential Information”) and, without written consent from the other Party, may not disclose, furnish or transfer any Confidential Information to any third party.

12.2	At the request of the other Party, each Party shall return to the other Party, or destroy, or otherwise dispose any documents, materials or software containing Confidential Information of the other Party, and may not continue using such Confidential Information.

12.3	The obligations of the Parties under this Section 12 will survive termination of this Contract and bind upon each Party until and unless its obligations under this Section 12 is terminated with agreement of the other Party or any breach of this Section 12 will not cause any actual damages to the other Party.

13.	REPRESENTATIONS AND WARRANTIES

13.1	Each Party represents and warrants to the other Party as follows:
(a)	it is duly organized and validly existing;

(b)	it has the qualifications to enter into the transaction contemplated under this Contract;

(c)	it has full power and authority to enter this Contract, and its authorized representative has full power and authority to sign this Contract on its behalf;

(d)	it has the capabilities to perform this Contract, and such performance is in no breach of any valid documents to which it is subject; and

(e)	it is not subject to any liquidation, dissolution or bankruptcy process.
13.2	This Contract, once executed, becomes legal and valid duties of the Parties and is enforceable against the Parties according to its terms.

14.	BREACH LIABILITIES

14.1	Unless otherwise specified under this Contract, if all or any part of Party’s advertising may not be placed at specified period, location or quantity due to errors on the part of Party A, Party B is entitled to an indemnity in the form of advertising on the website of SINA the value of which is equal to two times of the value of the advertising that fails to be placed by Party A. Without prejudice to the placement of any other clients’ advertising by Party A in its ordinary course of business, the advertising placed as indemnity for Party B may be placed at the time and location designated by Party B.

14.2	Party B shall make due payment to Party A as provided under this Contract. If any payment is overdue, Party B is liable for a late penalty at an amount equal to 0.02% of the overdue payment for each day the payment is overdue. Party A also has the right to suspend placement of Party B’s advertising, the consequences of which shall be solely borne by Party B.

14.3	Notwithstanding the provisions under Sections 14.1 and 14.2, if any Party breaches any other provisions under this Contract which cause losses to the other Party, the breaching Party shall be liable for full indemnity to the non-breaching Party according to law.

15.	FORCE MAJEURE

15.1	An “Force Majeure Event” means the event which is reasonably uncontrollable or unforeseeable or, if foreseeable, unavoidable by the Parties that interferes, affects or delays performance of all or any part of its duties by any Party under this Contract, including without limitation government acts, acts of God, wars, network congestion or breakdown, hacker attack or any other similar events.

15.2	The Party encountering a Force Majeure Event may suspend performing its duties under this Contract until the impact of such event extinguishes without liability for breach of this Contract; provided, however, that such Party will make its best efforts to overcome such event and mitigate the adverse effect arising thereof.

15.3	If a Force Majeure Event exists for 20 days or continues for more than an aggregate of 30 days during the term of this Contract, any Party may unilaterally terminate this Contract with a written notice.

16.	DISPUTE RESOLUTION

16.1	Any dispute arising from interpretation or performance of this Contract will be resolved through negotiations by the Parties in good faith;

16.2	If such negotiations fail, any Party may submit the dispute for litigation before the people’s court having jurisdiction over the venue of execution of this Contract.

16.3	The formation, validity, performance and interpretation of this Contract and its dispute resolution shall be governed by the PRC laws.

17.	EFFECTIVENESS AND TERMINATION

17.1	This Contract shall be effective upon signature and affixture of seal by the Parties, and end when all of the advertising provided under this Contract is duly placed and all advertising fees are paid by Party B, except such terms the period of applicability of which is otherwise provided hereunder.

17.2	Early termination of this Contract will not affect the rights and obligations accrued under this Contract prior to such termination, including without limitation:
(a)	If Party A has placed advertising according to this Contract, Party B will pay advertising fee to Party A as provided under this Contract;

(b)	If the payment made by Party B under this Contract exceeds the advertising fees payable by Party B in connection with the advertising placed by Party A, and Party B is not held liable for any breach of this Contract, the exceeding part of the payment shall be refunded to Party B; and

(c)	The breaching Party shall be liable for its breach of this Contract.

18.	MISCELLANEOUS

18.1	If any provision under this Contract is held invalid or unenforceable, in whole or in any part, due to its non-compliance with any applicable laws or any other reason, such provision shall be deemed deleted from this Contract. The remainder of this Contract will continue to have full force and effect and bind upon the Parties.

18.2	Any matter which is not provided hereunder will be separated negotiated by the Parties.
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